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                                                                    EXHIBIT 3.77

                          CERTIFICATE OF INCORPORATION
                                       of
                             TSI INTERNATIONAL, INC.

                  FIRST: The name of the corporation (the "Corporation") is TSI International, Inc.

                  SECOND: The address of the Corporation's registered office in the State of Delaware is 229 South State Street in the City of Dover, in the County of Kent. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

                  THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                  Without limiting in any manner the scope and generality of the foregoing, it is hereby provided that the Corporation shall have the following purposes, objects and powers:

         To construct, erect, build, purchase, sell, rent, hire, lease or otherwise acquire or dispose of racquets, squash racquets, racquetball, squash tennis and physical exercise and fitness facilities; to own, manage, operate and maintain such facilities and to provide the same for the use and benefit of the public generally; to use such facilities for any other purposes compatible therewith; to provide locker rooms, showers and other conveniences in connection therewith; to plan, promote, organize and conduct public exhibitions of racquets, squash racquets, racquetball, squash tennis and physical exercise and fitness training; to give instructions to members of the public in racquets, squash racquets, racquetball, squash tennis and physical exercise and fitness training; to purchase, manufacture, lease, deal in and sell general sporting goods, apparel, equipment and supplies; and to acquire, sell, mortgage, lease or otherwise acquire or dispose of all real or personal property necessary or convenient to any of such purposes.

         To acquire by purchase, subscription or otherwise, and to hold for investment or otherwise and to use, sell, assign, transfer, mortgage, pledge or otherwise deal with or dispose of stock, bonds or any other obligations or securities of any corporation or corporations; to merge or consolidate with any corporation in such manner as may be permitted by law; to aid in any manner any corporation the stock, bonds or other obligations of which are held or in any manner guaranteed by the Corporation, or in which the Corporation is in any way interested; and to do any other acts or things for the

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preservation, protection, improvement or enhancement of the value of any such stock, bonds or other obligations; and while owner of any such stock, bonds or other obligations to exercise all the rights, powers and privileges of ownership thereof, and to exercise any and all voting powers thereon; and to guarantee the payment of dividends upon any stock, the principal or interest or both of any bonds or other obligations, and the performance of any contracts.

         To borrow money, and to make and issue notes, bonds, debentures, obligations and evidences of indebtedness of all kinds, whether secured by mortgage, pledge or otherwise, without limit as to amount, and to secure the same by mortgage, pledge or otherwise; and generally to make and perform agreements and contracts of every kind and description, including contracts of guaranty and suretyship.

         To lend money for its corporate purposes, invest and reinvest its funds, and take, hold and deal with real and personal property as security for the payment of funds so loaned or invested.

         To the same extent as natural persons might or could do, to purchase or otherwise acquire, and to hold, own, maintain, work, develop, sell, lease, exchange, hire, convey, mortgage or otherwise dispose of and deal in lands and leaseholds, and any interest, estate and rights in real property, and any personal or mixed property, and any franchises, rights, licenses or privileges necessary, convenient or appropriate for any of the purposes herein expressed.

         To purchase, manufacture, produce, assemble, receive, lease or in any way acquire, hold, own, use, operate, install, maintain, service, repair, process, alter, improve, import, export, sell, lease, assign, transfer and generally to trade and deal in and with raw materials, natural or manufactured articles or products, machinery, equipment, devices, systems, parts, supplies, apparatus, goods, wares, merchandise and personal property of every kind, nature or description, tangible or intangible, used or capable of being used for any purpose whatsoever; and to engage and participate in any mercantile, manufacturing or trading business of any kind or character.

         To improve, manage, develop, sell, assign, lease, mortgage, pledge or otherwise dispose of or turn to account or deal with all or any part of the property of the Corporation and from time to time to vary any investment or employment of capital of the Corporation.

         To apply for, obtain, register, purchase, lease or otherwise to acquire and to hold, own, use, develop, operate and introduce and to sell, assign, grant licenses or territorial rights in respect of, or otherwise to turn to account or dispose of, any copyrights, trademarks, trade names, brands, labels, patent rights, letters patent of the United States or of any other country or government, inventions, improvements and processes, whether used in connection with or secured under letters patent or otherwise.

         To participate with others in any corporation, partnership, limited partnership, joint venture, or other association of any kind, or in any transaction, undertaking or

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arrangement which the participating corporation would have power to conduct by itself, whether or not such participation involves sharing or delegation of control with or to others; and to be an incorporator, promoter or manager of other corporations of any type or kind.

         To pay pensions and establish and carry out pension, profit sharing, stock option, stock purchase, stock bonus, retirement, benefit, incentive and commission plans, trusts and provisions for any or all of its directors, officers and employees, and for any or all of the directors, officers and employees of its subsidiaries; and to provide insurance for its benefit on the life of any of its directors, officers or employees, or on the life of any stockholder for the purpose of acquiring at his death shares of its stock owned by such stockholder.

         To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers hereinbefore set forth, either alone or in association with other corporations, firms or individuals, and to do every other act or acts, thing or things incidental or appurtenant to or growing out of or connected with the aforesaid business or powers or any part or parts thereof, provided the same be not inconsistent with the laws under which the Corporation is organized.

                  The business or purpose of the Corporation is from time to time to do any one or more of the acts and things hereinabove set forth, and it shall have power to conduct and carry on its said business, or any part thereof, and to have one or more offices, and to exercise any or all of its corporate powers and rights, in the State of Delaware, and in the various other states, territories, possessions and dependencies of the United States, in the District of Columbia, and in any and all foreign countries.

                  The enumeration herein of the objects and purposes of the Corporation shall be construed as powers as well as objects and purposes and shall not be deemed to exclude by inference any powers, objects or purposes which the Corporation is empowered to exercise, whether expressly by force of the laws of the State of Delaware now or hereafter in effect, or impliedly by the reasonable construction of the said laws.

                  FOURTH: The total number of shares of stock which the Corporation has authority to issue is One Thousand (1,000) shares of Common Stock, par value $1.00 per share.

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                  FIFTH: The name and mailing address of the incorporator of the
Corporation are as follows:

                                    Alexander A. Alimanestianu
                                    c/o Fox & Horan
                                    One Broadway
                                    New York, New York  10004

                  SIXTH: The Corporation shall, to the full extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

                  SEVENTH: The following provisions are for the management of the business and for the conduct of the affairs of the Corporation and for the further creation, definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                           The number of directors of the Corporation shall be
                  fixed by, or in the manner provided in, the by-laws of the Corporation. The election of directors need not be by written ballot unless the by-laws so provide.

                           The directors of the Corporation may from time to
                  time adopt, amend or repeal any of the by-laws of the Corporation, including by-laws adopted by the stockholders, but the stockholders may from time to time specify provisions of the by-laws that may not be amended or repealed by the directors.

                           The directors of the Corporation shall have the power
                  without the assent or vote of the stockholders to authorize and to cause to be executed and delivered on behalf of the Corporation mortgages and liens upon all or any part of the property of the Corporation.

                           In addition to the powers and authorities
                  hereinbefore or by law expressly conferred upon them, the directors of the Corporation are hereby empowered to exercise all such powers and to do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the General Corporation Law of the State of Delaware, of this Certificate of Incorporation, and to any by-laws of the Corporation; provided, however, that no by-law whether adopted by the stockholders or by the directors of the Corporation shall invalidate any prior act of the directors which would have been valid if such by-law had not been adopted.

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                  EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred hereby on stockholders, directors and officers of the Corporation are subject to this reservation.

                  IN WITNESS WHEREOF, the undersigned incorporator has set his hand and seal this 29th day of September, 1987.

                                    /s/ A. Alimanestianu                  [L.S.]
                                    --------------------------------------
                                    Alexander A. Alimanestianu
                                    Incorporator

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